Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of

(i)	our report dated July 10, 2013 with respect to the consolidated balance sheet of Empire State Realty Trust, Inc. at December 31, 2012;

(ii)	our report dated July 10, 2013 with respect to the combined financial statements and financial statement schedules of Empire State Realty Trust, Inc., Predecessor at December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012;

(iii)	our report dated July 10, 2013 with respect to the statements of revenues and certain expenses of 1333 Broadway Associates, L.L.C. for each of the three years in the period ended December 31, 2012;

(iv)	our report dated July 10, 2013 with respect to the statements of revenues and certain expenses of 1350 Broadway Associates, L.L.C. for each of the three years in the period ended December 31, 2012;

(v)	our report dated July 10, 2013 with respect to the statements of revenues and certain expenses of 501 Seventh Avenue Associates, L.L.C. for each of the three years in the period ended December 31, 2012;

(vi)	our report dated March 28, 2013 with respect to the consolidated financial statements of Empire State Building Company L.L.C. and Affiliates at December 31, 2012 and 2011, and for each of the two years in the period ended December 31, 2012;

all included in the Registration Statement (Form S-11) filed with the Securities and Exchange Commission on July 10, 2013 and related Prospectus statement of Empire State Realty Trust, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

New York, New York

July 10, 2013